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                                                                    EXHIBIT 99.1

[LOGO APPEARS HERE]                                Mission Resources Corporation
                                                          1331 Lamar, Suite 1455
                                                     Houston, Texas 77010 - 3039
                                                                    NEWS RELEASE
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For Immediate Release                                                   Contact:
May 29, 2001                      Lance L. Weaver - Director, Investor Relations
                                                          and Financial Analysis
                                                              weaverl@mrcorp.com
                                                                  (713) 495-3061


                     MISSION RESOURCES SELLS $125 MILLION
                         OF SENIOR SUBORDINATED NOTES


HOUSTON - Mission Resources Corporation (NASDAQ: MSSN) announced today it sold $125.0 million of 10 7/8% senior subordinated notes due in April 2007 through a Rule 144A private placement offering. The notes were issued at 101.5% of par with a yield of 10.53%. Interest is payable on April 1 and October 1, commencing October 1, 2001. Net proceeds from the sale of the senior subordinated notes will be used to repay outstanding senior indebtedness under Mission's revolving credit facility. Total bank debt will be reduced to $69 million under a new borrowing base commitment of $162.5 million.

The terms of the notes are substantially identical to the $100 million of 10 7/8% senior subordinated notes due 2007 that were issued in 1997. The Company will have the right to redeem the notes prior to maturity, subject to certain conditions, consistent with the terms of the existing bonds. The notes have not been registered under the Securities Act of 1933 and may not be sold in the United States without registration or an applicable exemption from registration requirements.

J.P. Morgan and Merrill Lynch & Co. were joint book-running managers for the sale.

Mission Resources Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas with oil and gas properties located in three core areas: the onshore Gulf Coast, the Gulf of Mexico and the Permian Basin.

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This news release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurances that forecasted results will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are referenced in the Company's annual report and 10-K for year-end 2000 and current reports and registration statements filed with the Securities and Exchange Commission.